Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

April 11, 2011

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, IL 60179

Re:	Sears Holdings Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Sears Holdings Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the offer and proposed resale by the securityholder named in the Registration Statement of (i) up to $250,000,000 aggregate principal amount of the Company’s 6 5/8% Senior Secured Notes due 2018 (the “Notes”) and (ii) the related guarantees (the “Guarantees”) of the guarantors listed in the Registration Statement (the “Registrant Guarantors”). The Notes have been issued pursuant to an Indenture, dated as of October 12, 2010 (as supplemented by that First Supplemental Indenture, dated April 5, 2011, by and among the Company, the Guarantors (as defined in the Indenture), Private Brands, Ltd., and the Trustee, the “Indenture”), by and among the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee and collateral agent (the “Trustee”).

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. The Indenture, the Notes and the Guarantees are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents. We have also assumed the valid authorization, execution and delivery of the Transaction Documents by each party thereto other than Sears, Roebuck and Co., and we have

Sears Holdings Corporation

April 11, 2011

assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Michigan, Texas or Illinois, we have relied upon the opinion dated April 11, 2011 of Dykema Gossett PLLC, special counsel to the Registrant Guarantors incorporated or organized in the State of Michigan, Texas or Illinois; (ii) the laws of the Commonwealth of Pennsylvania or the State of Washington or Florida, we have relied upon the opinions, each dated April 11, 2011, of K&L Gates LLP, special counsel to the Registrant Guarantors incorporated or organized in the Commonwealth of Pennsylvania or the State of Washington or Florida; and (iii) the laws of the State of Delaware, we have relied upon the opinion dated April 11, 2011 of Morris, Nichols, Arsht & Tunnell LLP, special counsel to Registrant Guarantors incorporated or organized in the State of Delaware, in each case of clauses (i) through (iii), which are opinions being filed as an exhibit to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that:

(a)	the Notes constitute valid and legally binding obligations of the Company, are entitled to the benefits of the Indenture and are enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b)	the Guarantees constitute valid and legally binding obligations of each Registrant Guarantor, are entitled to the benefits of the Indenture and are enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the following qualifications and comments:

(a)	Any provisions of the Notes that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Notes, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

Sears Holdings Corporation

April 11, 2011

(b)	We express no opinion as to (i) whether a federal or state court outside of the state of New York would give effect to any choice of law provided for in the Notes, (ii) any provisions of the Notes that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Notes or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Notes or (iv) any waiver of jury trial found in the Notes.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz